Exhibit 4

OI S.A.

Publicly-Held Company

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) 33.3.0029520-8

GENERAL MEETING OF DEBENTURE HOLDERS OF THE 9TH ISSUANCE OF SIMPLE NON-CONVERTIBLE UNSECURED DEBENTURES, IN TWO SERIES, FOR PUBLIC DISTRIBUTION, OF OI S.A.

1. DATE, TIME AND PLACE: On February 12, 2015, at 9:30 a.m., at the headquarters of Oi S.A. (the “Company”), located at Rua Lavradio, No. 71, Downtown, in the City and State of Rio de Janeiro.

2. CALL NOTICE: Call Notices on January 28, 29, and 30, 2015 were published in the newspapers Diário Oficial do Estado do Rio de Janeiro and Call Notices on January 28, 29, and 30, 2015 were published in the newspaper Valor Econômico.

3. ATTENDANCE: Debenture Holders representing 95.5304% of the non-convertible debentures of the 9th (ninth) issuance in two series for public distribution of the Company (“Debenture Holders,” “Debentures” and “Issuance,” respectively), as verified by the signatures on the Debenture Holders’ Attendance List.

4. CHAIR: President: Janice Elias de Moraes Orlando and Secretary: Viviane Rodrigues.

5. AGENDA: Discuss the following proposals presented in the Call Notice:

(A) ratification of the approval to sell all of the shares of PT Portugal SGPS S.A. (“PT Portugal”) to Altice Portugal S.A.(“Altice”), substantially consisting of the operations conducted by PT Portugal in Portugal and Hungary (“Sale of PT Portugal”), including the completion of the corporate reorganization required for implementing such sale, so as not to give rise to discussion on any potential non-compliance with Clause 6.23, item XII of the Indenture for the 9th Issuance of Non-Convertible Unsecured Debentures, in Two Series, for Public Distribution of the Company (the “Indenture”), upon the Company’s assumption of certain covenants in favor of the Debenture Holders adopted at the General Meeting of Debenture Holders held on January 26, 2015, in accordance with the terms of items 1.1 to 1.4 of the minutes of such General Meeting, and reproduced in the management proposal, published by the Company on January 28, 2015 and ratified by the management proposal published on February 6, 2015 (the “Management Proposal”);

(B) approval of the authorization to complete the Merger of Shares (as defined below pursuant to Clause 6.23, item XIII of the Indenture, upon the Company’s assumption of certain covenants in favor of the Debenture Holders, as discussed in the General Meeting of Debenture Holders held on January 26, 2015, including, among others, the covenants referred to in the Management Proposal;

(C) temporary waiver of the calculation of the financial covenants described in Clause 6.23, item XVIII of the Indenture during the 4 (four) quarters of 2015, which should conform to the proposed terms in the Call Notice, with the current governing covenants to be reinstated beginning in the first quarter of 2016 (inclusive).

(D) in the event the resolutions described in items A, B, and C above are approved, the Debenture Holders may elect either (i) to approve the payment of a certain amount, to be proposed by the Company (the “Waiver Fee”), the calculation method and payment procedures of such Waiver Fee proposed by the Company are described in the Management Proposal; or (ii) to approve the mandatory anticipated acquisition by the Company of the Debentures held by the respective Debenture Holders , such acquisition conditioned on the Company’s and/or any of its subsidiaries actual receipt of proceeds from the Sale of PT Portugal(“Mandatory Acquisition”), the form and procedures proposed by the Company for the exercise of the Mandatory Acquisition are described in the Management Proposal;

(E) in the event the Debenture Holders exercise the option described in item D above, the definition and approval of the procedures to conduct the payment of the Waiver Fee or for the execution of the Mandatory Acquisition shall be pursuant to the Management Proposal; and

(F) authorization for the trustee to adopt any and all procedures necessary to implement the resolutions described above, including, without limitation, the execution of amendments to the Indenture on behalf of the Debenture Holders, in order for it to reflect the covenants assumed, and to be assumed, by the Company as a result of the approvals granted by the Debenture Holders.

6. DECISIONS: The General Meeting was properly convened and after discussing the matters and negotiation of certain points with Company representatives that attended the Debenture Holder meeting, the Debenture Holders representing 95.5304% approved the provisions as described below:

A) Ratify the authorization for the completion of the sale of the shares of PT Portugal, including the execution of corporate restructuring necessary for implementation of the sale, so as not to open up for discussion any non-compliance issues with regards to covenants described in Clause 6.23, item XII of the Indenture, upon the Company’s commitment to assume, before the Debenture Holders, the following obligations:.

A.1)	any amounts received by the Company and/or any of its subsidiaries on account of the Sale of PT Portugal shall, until December 31, 2015, (a) remain denominated in

Euros; or (b) if the Company and/or any of its subsidiaries decides to transfer part or all of these funds to Brazil and therefore convert them into Reais, the Company and/or any of its subsidiaries shall establish instruments to hedge against foreign exchange variation in relation to the resources that were converted in Reais;

A.2)	the Company and/or any of its subsidiaries shall use all the amounts received by it on account of the sale of PT Portugal exclusively for the payment of its debts and/or to perform corporate transactions that aim to consolidate the telecommunications industry in Brazil, including the purchase of interests in other mobile operators;

A.3)	the Company will not pay dividends to its shareholders, as declared for the fiscal years ended December 31, 2014 and 2015, except for the payment of mandatory minimum dividends, as provided in Articles 202 and 203 of the Brazilian Corporations Law;

A.4)	the Company agrees to extend to the Debenture Holders of the 9th Issuance any benefits under more favorable conditions within the scope of obtaining the necessary authorizations for the Sale of PT Portugal as well as changes to financial covenants related to the Sale of PT Portugal under more favorable conditions than those granted to this Issuance, such as, but not limited to, offers to repurchase, renegotiation of interest rates, payment of “waiver fee” and sale of assets as security to other creditors. For purposes of this item, repurchase or anticipated redemptions at market value are to be treated as equitable transactions among themselves, regardless of the repurchase/redemption fees actually used for each; and

A.5)	in accordance with the covenants assumed by the Company and with the terms approved by the Debenture Holders, these covenants are to be expressly incorporated into the Indenture, by inclusion of paragraphs XXVII to XXX in Clause 7.1, in accordance with the terms provided in the proposed amendment to the Indenture, attached hereto as Annex II.

B) Approve the authorization to complete the corporate restructuring, through the Merger of Shares of the Company by Telemar Participações S.A. (“Merger of Shares”) that results in the increase in the level of the Company’s corporate governance on the BM&F Bovespa and/or the merger of shares, pursuant to Art. 231 of the Brazilian Corporations Law and Clause 6.23, item XIII of the Indenture, upon the assumption by the Company of the covenants described in item D below.

C) Approve the temporary waiver of the calculation of the financial covenants described in Clause 6.23, item XVIII of the Indenture, during the 4 (four) quarters of 2015, which should conform to the below:

•

the maximum leverage to be calculated by the Company with respect to each of the four quarters of 2015, obtained by dividing the Total Gross Debt of the Company by the Company’s EBITDA, shall be less than or equal to 4.50 (four point fifty) times, except in the event that (i) prior to the effective transfer of the shares of PT Portugal to Altice and payment of the sales price to the Company and/or any of its subsidiaries (the “Closing”), there is a need to deconsolidate the EBITDA of PT Portugal and its subsidiaries from the Company’s consolidated EBITDA calculation while, at the same time, there is a need to consolidate the debt of PT Portugal and its subsidiaries in the calculation of the Total Gross Debt of the Company, or (ii) after the Closing, PT Portugal’s debt will have been substantially transferred to the Company and/or any of its subsidiaries, being that, in either case, the maximum leverage to be calculated by the Company for each of the four quarters of 2015, obtained by dividing the Total Gross Debt by the Company’s EBITDA, shall be less than or equal to a ratio of 6.00 (six) times. For the quarters ended March 31, June 30 and September 30, 2015, the financial ratio provided herein shall be calculated according to the Company’s audited quarterly financial statements for each of those quarters. For the quarter ended December 31, 2015, the financial index provided herein shall be calculated according to the Company’s 2015 audited annual financial statements.

C.1)	The determination of such financial covenants described above and in Clause 6.23, item XVIII of the Indenture (i.e., the ratio of the Company’s Total Gross Debt to EBITDA shall be less than or equal to 4.00, based on the Company’s consolidated shareholders’ equity, and the ratio of the Company’s EBITDA to Debt Service shall be greater than or equal to 1.75, based on the Company’s consolidated shareholders’ equity) should be reinstated beginning in the first quarter of 2016 (inclusive), with the respective amendment to the Indenture, but without the need for a new meeting of Debenture Holders, leaving the fiduciary agent authorized to enter into a new amendment to the Indenture in order to reestablish the financial covenants originally included in Clause 6.23, item XVIII of the Indenture.

C.2)	In accordance with the change of ratios, pursuant to the waiver of the financial covenants, in accordance with the terms described above, the authorization to amend Clause 6.23, item XVIII of the Indenture to replace the existing language with the language provided in the amendment of the Indenture, attached hereto as Annex II.

D)	As a result of the ratification of the approval of items A, B, and C above, approve (i) payment to the Debenture Holders of the Waiver Fee by the Company in an amount equivalent to 100 bps (flat), calculated based on the nominal value of the Debentures, updated based on the remuneration of the Debentures (“Updated Nominal PU”), as well as for the Updated Nominal PU calculated on the date of the Waiver Fee payment, in accordance with the procedures described in item E.1 below, and (ii) the complete the Mandatory Acquisition, in accordance with the procedures described in item E.2 below.

E)	The payment of the Waiver Fee and the completion of the Mandatory Acquisition shall be executed in accordance with the following procedures:

E.1)	The payment of the Waiver Fee shall be concluded within 7 (seven) business days from the present date (“Waiver Fee Payment Date”), and all the Debenture Holders shall receive the amount due on a single date. The payment of the Waiver Fee to each Debenture Holder will be made, as applicable, through the CETIP, by the bookkeeping agent or through direct bank transfer made directly from the Company to the respective Debenture Holders.

E.1.1)	Subject to the provisions herein, the Debenture Holders who are holders of Debentures on the business day immediately preceding the Waiver Fee Payment Date shall be entitled to the Waiver Fee, and such Waiver Fee shall be paid to such Debenture Holders at a rate proportional to the number of Debentures held by each Debenture Holder on the business day immediately preceding the Waiver Fee Payment Date.

E.2)	In addition to the payment of the Waiver Fee, the Company undertakes, in favor of the Debenture Holders, conditioned on the actual receipt by the Company and/or any of its subsidiaries of proceeds from the Sale of PT Portugal, the obligation to perform the Mandatory Acquisition of the Debentures held by those Debenture Holders who have opted for the Mandatory Acquisition during the Period of Agreement to the Mandatory Acquisition (as defined below).

E.2.1)	The Mandatory Acquisition will occur on the secondary market, with the price of the Debentures based on the following calculations:

•	BRTO19 Asset –Mandatory Acquisition to be conducted according to the indicative rates on the closing of January 15, 2015, disclosed by the Brazilian Association of Financial and Capital Markets – ANBIMA (Associação Brasileira das Entidades dos Mercados Financeiro e de Capitais – ANBIMA) (rate: CDI + 1.61%), considering a monetary discount related to the Waiver Fee paid to the Debenture Holders, according to the calculation below; and

•	BRTO29 Asset –Mandatory Acquisition to be conducted according to the indicative spread (the “Spread”) of these assets in relation to the B Series – National Treasury Notes with a August 2020 maturity (“NTNB20”), which was on the closing of January 15, 2015, which was 3.58%, considering a monetary discount related to the Waiver Fee paid to the Debenture Holders, according to the calculation below.

•	The Spread will be applied to the closing rate of the NTNB20 published by Anbima 2 (two) business days before the Company’s payment for the Mandatory Acquisition (“NTNB20 Rate”). The exponential sum of the NTNB20 Rate and the Spread will be the rate for the BRTO29 assets, which will be used as a reference to calculate the “Liquidation PU.” The Liquidation PU will be limited to a value equal to the nominal value of the Debentures, according to the terms of Item I of Section 3 of Article 55 of Law 6,404/76, as amended, in that the BRTO29 assets will incur a maximum rate equal to IPCA +6.20%, this rate is equivalent to the pricing of the asset on the liquidation date.

* Negotiation on Secondary Market PU + Indicative/market rates

(ANBIMA January 15, 2015)

CDI rate + 1.61%

BRTO 29: R$10,974.61 (rate: IPCA + 9.62%) – (X)

Indicative closing rate of NTNB20 (ANBIMA January 15, 2015)

NTNB20: IPCA + 5.83% - (Z)

** Spreads for BRTO29 Asset

BRTO29: (1 + X) / (1 + Z) = : (1 + 9.62%) / (1 + 5.83%)= 3.58% or 358bps

*** Amount paid by the Company for the Mandatory Acquisition

Amount paid for Mandatory Acquisition = (PU calculated by using the Spread) – (Monetary amount paid to each Debenture Holder with a right to the Waiver Fee)

E.2.2) The amount to be paid by the Company for the Mandatory Acquisition shall always be in accordance with the provisions of Subsection I of Paragraph 3 of Article 55 of Law 6,404 of December 15, 1976 (as amended).

E.2.3) The exercise of the Mandatory Acquisition will (i) be proportional to the Debentures held by each Debenture Holder at the time of the Mandatory Acquisition; and (ii) be conditioned on the actual receipt by the Company and/or any of its subsidiaries of the proceeds from the Sale of PT Portugal.

E.2.4) The Mandatory Acquisition shall be executed in accordance with the following procedures:

(i)	on the same date that the Company and/or any of its subsidiaries receives the proceeds from the Sale of PT Portugal, the Company shall send written notification to the trustee, Debenture Holders and CETIP (the “Notice of Mandatory Acquisition”), which shall include (a) the date on which the Company expects to complete the Mandatory Acquisition, and (b) the cut-off date for the Debenture Holders to submit their intent to opt for the Mandatory Acquisition (with the maximum time being ten business days from receipt of the Notice of Mandatory Acquisition) (“Period of Accession to the Mandatory Acquisition”);

(ii)	the Debenture Holders shall formally express their intent to agree to the Mandatory Acquisition to the Company, and submit a copy thereof to the trustee, prior to the conclusion of the Period of Accession to the Mandatory Acquisition indicating the number of Debentures that they intend to sell;

(iii)	on the business day immediately following the conclusion of the Period of Accession to the Mandatory Acquisition, the Company shall submit to the CETIP, with copy to the trustee, the list of Debenture Holders that opted to agree to the Mandatory Acquisition;

(iv)	the Company shall purchase the Debentures held by those Debenture Holders within 5 (five) business days from the conclusion of the Period of Accession to the Mandatory Acquisition, subject to the operating procedures of the CETIP;

(v)	once the Mandatory Acquisition is concluded, the Debentures acquired by the Company will be cancelled and the systems of the CETIP and the bookkeeping agent adjusted accordingly; and

(vi)	the Company’s obligations to execute the Mandatory Acquisition will be terminated with the completion of the above procedures and related financial closing, given that the Mandatory Acquisition will only be completed in regards to those Debenture Holders which expressed their intent to sell their Debentures during the Period of Accession to the Mandatory Acquisition.

E.3)	Those Debenture Holders, who (i) during this General Meeting, abstained from voting or voted against any of the authorizations/waivers requested by the Company and described in items A, B, and C above, (ii) do not own Outstanding Debentures and therefore could not vote on the decided matters during this General Meeting, and (iii) did not attend the General Meeting (“Absent Debenture Holders”), will also receive the Waiver Fee, and will also be able to opt for the Mandatory Acquisition, in part or in whole of the Debentures, during the Period of Accession to the Mandatory Acquisition.

E.4)	With the above approvals, the change to Clause 6.17 of the Indenture and the addition of Clauses 6.17.1 and 6.17.2 to the Indenture are also hereby approved, in accordance with the terms and conditions of the proposed amendment to the Indenture, attached hereto as Annex II of the minutes of this General Assembly of Debenture Holders.

F)	Authorize the trustee to adopt any and all procedures necessary to implement the resolutions described above, including, without limitation, the execution of the Second Amendment to the Indenture on behalf of the Debenture Holders, in accordance with proposed amendment attached hereto as Annex II.

7. CLOSING: With no further matters to be discussed, the General Meeting was closed of which these minutes were drawn up, read and approved and signed by the President, the Secretary, the Debenture Holders and the trustee.

Rio de Janeiro, February 12, 2015.

Janice Elias de Moraes Orlando Chairman	Viviane Rodrigues Secretary

As Trustee:

Planner Trustee DTVM Ltda.

Name:
Position:

Debentures Issuer:

Oi S.A.

Name:	Name:
Position:	Position:

Debenture Holders:

FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO ARROW I
p.p Daniela Cristina Gamboa

BTG PACTUAL CREDITO CORPORATIVO FIM CREDITO PRIVADO
GERDAU PREVIDENCIA FI RENDA FIXA CREDITO PRIVADO 1
BTG PACTUAL HEDGE FUNDO DE INVESTIMENTO MULTIMERCADO
FUNDO DE INVESTIMENTO RENDA FIXA LIGAS CREDITO PRIVADO
BTG PACTUAL MEGA II FIM
BTG PACTUAL TROPICAL FUNDO DE INVESTIMENTO RENDA FIXA
BTG PACTUAL HIGH YIELD FUNDO DE INVESTIMENTO MULTIMERCADO
AQUILA 4 FIM
BTG PACTUAL MULTISTRATEGIES ADVANCED FUNDO DE INVESTIMENTO MULTIMERCADO
BTG PACTUAL MULTISTRATEGIES GOLD FUNDO DE INVESTIMENTO MULTIMERCADO
BTG PACTUAL MULTISTRATEGIES FUNDO DE INVESTIMENTO MULTIMERCADO
MONTELLANO FUNDO DE INVESTIMENTO MULTIMERCADO
HDI CREDITO FUNDO DE INVESTIMENTO RENDA FIXA CREDITO PRIVADO LONGO PRAZO BTG PACTUAL
BOSCH BRASIL VII FI RF PREVIDENCIARIO
FI RENDA FIXA PLANO B III
LIFE FUNDO DE INVESTIMENTO RENDA FIXA LONGO PRAZO
JASPER DB PLAN FI RF CP PREVIDENCIARIO
ONIX DC PLAN FI RF PREVIDENCIARIO
p.p Bernardo Couto G. de Miranda

PREVIDENCIA USIMINAS
p.p Marco Tulio Freire Cardoso

CONCORDIA EXTRA FI RENDA FIXA CREDITO PRIVADO
CONCORDIA INSTITUCIONAL FI RENDA FIXA CREDITO PRIVADO p.p Américo de Almeida Gomes

E-HEALTH FIM CREDITO PRIVADO
CREDIT AGRICOLE VITESSE FUNDO DE INVESTIMENTO RENDA FIXA CREDITO PRIVADO
STELLA23 FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO
CREDIT AGRICOLE AVANCE FIM LONGO PRAZO
p.p Pierre Jadoul

HDI CSHG FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO LONGO PRAZO
ZEUS FUNDO DE INVESTIMENTO DE RENDA FIXA CREDITO PRIVADO
CSHG CREDITO PRIVADO SIGMA MASTER FIM DE LP
CSHG CREDITO PRIVADO MAGIS MASTER FUNDO DE INVESTIMENTO MULTIMERCADO DE LONGO PRAZO
CSHG CREDITO PRIVADO ESTRATEGICO DOIS FIM DE LONGO PRAZO
CSHG CREDITO PRIVADO ESTRATEGICO FIM DE LONGO PRAZO
CSHG CREDITO PRIVADO SIGMA JURO REAL MASTER FIM DE LONGO PRAZO
p.p Laurence Pacheco Santiago de Mello

CSHG AMANDOLA FIM - CREDITO PRIVADO
CSHG BRAMIM FIM CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
CSHG CISALPINA FIM CREDITO PRIVADO
CSHG HAL FUNDO DE INVESTIMENTO MULTIMERCADO - CREDITO PRIVADO
CSHG SANTA HELENA FUNDO DE INVESTIMENTO MULTIMERCADO - CP INVESTIMENTO NO EXTERIOR
CSHG LONDON FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO
CSHG PORTFOLIO CREDITO PRIVADO EXCLUSIVO FUNDO DE INVESTIMENTO MULTIMERCADO IE
CSHG RD II FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
CSHG UNIT FIM CREDITO PRIVADO INVESTIMENTOO NO EXTERIOR
CSHG UNITSAP FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
CSHG VIENENSE FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO
CSHG WIN FIM - CREDITO PRIVADO
CSHG ZGV FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO
CSHG VEREDAS MULTIMERCADOS FI CP IE
Fabio Elias Cury
Associação Escola Graduada de São Paulo
André Luiz da Fonseca Palmier Nunes
WGS Administração e Construções Ltda
Embarak Comercial
Milton Levy Castiel
Mauricio José Carv Silveira
Associação Escola Graduada de São Paulo
Instituto Qualidade no Ensino
Avi-Mach Equipamentos e Peças Ltda
Sergio Bernstein

Hamah Invest e Part S/A
Rassi Consultoria Ltda
Luis Gabriel Cepeda Rico
Vera Aun
Adriana Kherlakian Cordoba de Lima
Nilza Azevedo de Brito
Eduardo Steinberg

p.p Felipe Brunholi

FI FATOR SEGUROS MULT C PRIVADO
FI FATOR MAX CORPORATIVO RF
FI FATOR FABASA ITAPARICA MULTIMERCADO
p.p Mariana Engel Blanes Felix

CAMINO REAL MULTIMERCADO FI CP INVESTIMENTO NO EXTERIOR
HATAR MULTIMERCADO FI CP
HIGEA FIM CP IE
MARLIN MULTIMERCADO FI CREDITO PRIVADO IE
QUIMERA MULTIMERCADO FI CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
RD MULTIMERCADO FI CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
LLPG MULTIMERCADO FI CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
ONIX MULTIMERCADO FI CP IE
PAR MULTIMERCADO FI CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
GIRASSOL MULTIMERCADO-FI CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
JCTM ALLOCATION FUND FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO
TARITUBA MULTIMERCADO FI CREDITO PRIVADO INVESTIMENTO NO EXTERIOR
SANTA VITÓRIA FIM CREDITO PRIVADO IE

p.p Thais Lorenzi Ambrosano

BF MULTIMERCADO FI CREDITO PRIVADO
CHR FIM CREDITO PRIVADO
FIM CREDITO PRIVADO ALTAS ONDAS
ITAU CALCEDONIA CREDITO PRIVADO IMA-G RENDA FIXA FUNDO DE INVESTIMENTO
FI RENDA FIXA FAROL ALM II
ALLSTON FIM
AMBM MULTIMERCADO CREDITO PRIVADO FI
ARKANSAS MULTIMERCADO FI
BORDEAUX FIM CREDITO PRIVADO

CAMOES MULTIMERCADO CREDITO PRIVADO FI
CAMPO GERAL MULTIMERCADO CREDITO PRIVADO - FUNDO DE INVESTIMENTO
CANARIO MULTIMERCADO FUNDO DE INVESTIMENTO CREDITO PRIVADO
CENTAURUS II FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO
CONFIDENCE MULTIMERCADO CREDITO PRIVADO-FUNDO DE INVESTIMENTO
CRUZ E FAHEL FIM CREDITO PRIVADO
ITAU DAFES MULTIMERCADO FI CREDITO PRIVADO
ECJ MULTIMERCADO CREDITO PRIVADO - FI
ITAU RENDA FIXA IMA-B ATIVO FUNDO DE INVESTIMENTO
ITAU UNIBANCO PORTOFOLIO IMAB5 FI RF
ITAU MASTER FUNDO DE INVESTIMENTO RENDA FIXA IMA-B
JAM MULTIMERCADO FUNDO DE INVESTIMENTO CREDITO PRIVADO
METHA MULTIMERCADO CREDITO PRIVADO FI
FIM CREDITO PRIVADO ALTAS ONDAS
PHENIX I FUNDO DE INVESTIMENTO RENDA FIXA CP
PHENIX II FUNDO DE INVESTIMENTO RENDA FIXA CP
RISING MOON MULTIMERCADO FI CP
TAITI MULTIMERCADO FI CREDITO PRIVADO
UNIVERSAL I FIM CO INVESTIMENTO NO EXTERIOR
VESTA FIM CO INVESTIMENTO NO EXTERIOR
ITAU FLEXPREC XII A RENDA FUNDO DE INVESTIMENTO
CARTEIRA PRIVATE 239 FUNDO DE INVESTIMENTO MULTIMERCADO CRED. PRIVADO INVEST. NO EXTERIOR
POTIGUAR MULTIMERCADO CREDITO PRIVADO FUNDO DE INVESTIMENTO
ITAU FLEXPREV XV A RENDA FIXA FI
UNIBANCO PREVIDENCIA CORPORATE X FIM
FUTURO PREVIDENCIARIO RENDA FIXA FUNDO DE INVESTIMENTO
KYRIE FUNDO DE INVESTIMENTO ESPECIALMENTE CONSTITUIDO MULTIMERCADO
ITAU FLEXPREV RENDA FIXA MIX FUNDO DE INVESTIMENTO
ITAU FLEXPREV RENDA FIXA FI
ITAUPREV PREVISAO MULTIMERCADO FI
p.p Caio Crepaldi de Paula

ICATU SEG ACUMULAÇÃO MASTER FUNDO DE INVESTIMENTO RENDA FIXA CREDITO PRIVADO
TI CREDITO PRIVADO CATU VANGUARDA FI RENDA FIXA
FUNDO DE INVESTIMENTO RENDA FIXA EMB IV CREDITO PRIVADO
ICATU VANGUARDA CREDITO PRIVADO IPCA FUNDO DE INVESTIMENTO RENDA FIXA LONGO PRAZO
ICATU SEG INFLAÇÃO FUNDO DE INVESTIMENTO RENDA FIXA
ICATU VANGUARD ENERPREV FUNDO DE INVESTIMENTO RENDA FIXA CREDITO PRIVADO LONGO PRAZO
p.p Eliana Bruno Pentagna

FGG FUNDO DE INVESTIMENTO MULTIMERCADO CP
XP INVESTOR FUNDO DE INVESTIMENTO RENDA FIXA CREDITO PRIVADO LONGO PRAZO
XP INFLAÇÃO FI RF LP
p.p Tatiana Yano de A. Machado

SPARTA TOP MASTER CREDITO PRIVADO FUNDO DE INVESTIMENTO RENDA FIXA LONGO PRAZO
p.p Felipe Vidal

SANTANDER FI FAROL RENDA FIXA CREDITO PRIVADO
FI MULTIMERCADO AGNES I
PROSPERAZ FI RF CP
SANTANDER FI PB BMF MULTIMERCADO CP
SANTANDER FUNDO DE INVESTIMENTO REFERENCIADO DI
SANTANDER FUNDO DE INVESTIMENTO PB BELLE DU JOUR MULTIMERCADO CREDITO PRIVADO
SANTANDER FI CASPE RENDA FIXA CREDITO PRIVADO
SANTANDER FI ANS RENDA FIXA CREDITO PRIVADO
SANTANDER FI PREV RENDA FIXA
SANTANDER FI PB GC4 MULTIMERCADO CREDITO PRIVADO
SANTANDER FUNDO DE INVESTIMENTO MASTER RENDA FIXA CREDITO PRIVADO LONGO PRAZO
SANTANDER FI RENDA FIXA CREDITO PRIVADO LONGO PRAZO
SANTANDER FI REFERENCIADO DI CREDITO PRIVADO
SANTANDER FI PB TAU MULTIMERCADO CREDITO PRIVADO
SANTANDER FI VINTAGE MULTIMERCADO CREDITO PRIVADO LONGO PRAZO
SANTANDER FI PB VITORIA MULTIMERCADO CREDITO PRIVADO
p.p Paulo Cesar de Melo Hanaoka

LAGOINHA FIM
ITAPEMA FUNDO DE INVESTIMENTO MULTIMERCADO
SUL AMERICA MONTREAL CREDITO PRIVADO FIM
SUL AMERICA TIBAGI FI RF CP
SUL AMERICA EXCELLENCE FI RENDA FIXA CREDITO PRIVADO
SUL AMERICA CWL FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO
SUL AMERICA TURIDO FIM
SULAMERICA EQUIPE PREV FIM
RICHMOND FIM
FI MULTIMERCADO FICUS
FUNDO DE INVESTIMENTO SUL AMERICA PORTO BELO MULTIMERCADO
NUCLEOS I SUL AMERICA FIM
GOYAZES FIM
FUNDO DE INVESTIMENTO RENDA FIXA IDEAL LONGO PRAZO
SUL AMERICA GUAXUMA FUNDO DE INVESTIMENTO RENDA FIXA
SUL AMERICA ITAPEMA FUNDO DE INVESTIMENTO MULTIMERCADO

FI RENDA FIXA FAELCE JERI

OURO PRETO FI RF CREDITO PRIVADO

p.p Lauro Augusto Amaral Campos

VOTORANTIM FI LEGACY RF PREVIDENCIARIO CP

FUNDO DE INVESTIMENTO SANTO ESTEVAO MULTIMERCADO CREDITO PRIVADO

VOTORANTIM FI ABSOLUTE CORPORATE BONDS RF CREDITO PRIVADO

AMARAJI CELPOS FIM PREVIDENCIARIO

FI VT GERIBA MULTIMERCADO CREDITO PRIVADO

p.p Luis Eduardo C. Maluf

AGAVE FIM INVESTIMENTO NO EXTERIOR

KYKNOS FIM CREDITO PRIVADO INVESTIMENTO NO EXTERIOR

MAGICA FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO PRIVADO

p.p Nadia Andreza Oliveira Deodato

VINCI CREDITO CORPORATIVO MASTER FIM CP

VINCI CREDITO CORPORATIVO JURO REAL MASTER FIM CP

p.p Guilherme Ponci de Andrade Botelho

RIO BRAVO CREDITO PRIVADO FUNDO DE INVESTIMENTO RENDA FIXA

p.p Alexandre Fernandes E Souza

FUNDAÇÃO BANRISUL DE SEGURIDADE SOCIAL

p.p Nilton Vanius A. Santos

BB PREVIDENCIARIO RF CREDITO PRIVADO IPCA III FUNDO DE INVESTIMENTO

BB PREVIDENCIA 2 FI RF CP

BB TOP RF ARROJADO FI RENDA FIXA LONGO PRAZO

BB TOP CREDITO PRIVADO FI RENDA FIXA LONGO PRAZO

BB TOP RF MODERADO FI RENDA FIXA LP

BRASILPREV TOP TP FUNDO DE INVESTIMENTO RENDA FIXA

BRASILCAP CAPITALIZAÇÃO S/A

BRASILPREV SEGUROS E PREVIDENCIA S/A

ALIANÇA DO BRASIL SEGUROS S/A

CIA DE SEGUROS ALIANÇA DO BRASIL

p.p Marcelo Rodrigues de Farias

ATUARIAL 09 FIM BD - CREDITO PRIVADO

ATUARIAL 09 FIM CV - CP

ATUARIAL 14 FIM CV - CP

ATUARIAL 10 FIM BD - CREDITO PRIVADO

ATUARIAL 14 FIM BD - CREDITO PRIVADO

ATUARIAL 04 FIM BD - CREDITO PRIVADO

ATUARIAL 11 FIM BD - CREDITO PRIVADO

ATUARIAL 06 FIM BD - CREDITO PRIVADO

ATUARIAL 02 FIM BD - CREDITO PRIVADO

ATUARIAL 01 FIM CV - CREDITO PRIVADO

ATUARIAL 11 FIM CV - CP

ATUARIAL 03 FIM BD - CREDITO PRIVADO

ATUARIAL 08 FIM CV - CREDITO PRIVADO

ATUARIAL 11 FIM BSPS - CREDITO PRIVADO

ATUARIAL 04 FIM CV - CREDITO PRIVADO

ATUARIAL 01 FIM BD - CREDITO PRIVADO

ATUARIAL 02 FIM CV - CREDITO PRIVADO

ATUARIAL 03 FIM CV - CREDITO PRIVADO

ATUARIAL 06 FIM CV - CREDITO PRIVADO

ATUARIAL 08 FIM BD - CREDITO PRIVADO

ATUARIAL 10 FIM CV - CP

p.p Fábio Dutra Mônaco/ Luiz Vendramini

FUNDO DE INVESTIMENTO RENDA FIXA FAROL ALM I

BRAM INSTITUCIONAL FI RF IMA GERAL EX-C

BRAM FI RENDA FIXA IMA GERAL

BRAM FUNDO DE INVESTIMENTO RENDA FIXA IMA-B 5 (MAIS)

BRADESCO FI RENDA FIXA MASTER III PREVIDENCIA

FI RENDA FIXA PLANO B

BRAM FUNDO DE INVESTIMENTO RENDA FIXA IMA-B

BRADESCO FUNDO DE INVESTIMENTO RENDA FIXA MASTER INDICES

BRADESCO FI MULTIMERCADO AVONPREV

BRADESCO FIM FPP ALM

FI RENDA FIXA DOURADO

BRADESCO FI RF MASTER II PREVIDENCIA

BRADESCO FI MULTIMERCADO SUPRE II

BRADESCO FI MULTIMERCADO TEJO

BRADESCO FUNDO DE INVESTIMENTO RENDA FIXA CREDITO PRIVADO ME

FIM CREDITO PRIVADO ATLANTIS

p.p Gustavo M. Sarachini/Janice E. M. Orlando

BANCO BRADESCO S/A

p.p Italo N. Oliveira/Sara Barreto Gardel

EROS - FI MULTIMERCADO - CREDITO PRIVADO

p.p Sergio Maia Reis

FUNDAÇÃO COPEL DE PREVIDENCIA E ASSISTENCIA SOCIAL

p.p Bruno Maueler da Cruz

PORTO SEGURO INFLAÇÃO MASTER FUNDO DE INVESTIMENTO RENDA FIXA

PORTO SEGURO RENDA FIXA MASTER FI PREVIDENCIARIO

PORTO SEGURO RENDA FIXA INFLAÇÃO MASTER FUNDO DE INVESTIMENTO PREVIDENCIARIO

PORTO SEGURO CARAVELAS FI MULTIMERCADO CREDITO PRIVADO

PORTO SEGURO CIA DE SEGUROS GERAIS

AZUL COMPANHIA DE SEGUROS GERAIS

ITAU SEGUROS DE AUTO E RESIDENCIA S.A

p.p Fernando Keiti Ando

FUNDAÇÃO DE PREVIDENCIA DOS SERVIDORES DO IRB - PREVIRB

p.p João Bosco Quadros Barros

FUNDAÇÃO ASSISTENCIAL E PREVIDENCIARIA DA EXTENSAO RURAL NO RS - FAPERS

p.p Aluisio Santos Ribeiro

ITAU UNIBANCO S.A.

p.p Marilane Rodrigues/Fernando Q Limonchi

CAIXA DE PREVID FUNC DO BCO DO BRASIL

p.p Luiz Guilherme Matos

Annex II

DRAFT OF THE AMENDMENT OF THE INDENTURE

SECOND AMENDMENT TO THE INDENTURE FOR THE 9TH ISSUANCE OF SIMPLE, NON-CONVERTIBLE UNSECURED DEBENTURES, IN TWO SERIES, FOR PUBLIC DISTRIBUTION OF OI S.A. (FORMERLY BRASIL TELECOM S.A.)

between

OI S.A.

as Issuer

and

PLANNER TRUSTEE DTVM LTDA.

as Trustee, on behalf of the Debenture Holders

Dated

February 12, 2015

SECOND AMENDMENT TO THE INDENTURE FOR THE 9TH ISSUANCE OF SIMPLE, NON-CONVERTIBLE UNSECURED DEBENTURES, IN TWO SERIES, FOR PUBLIC DISTRIBUTION OF OI S.A. (FORMERLY BRASIL TELECOM S.A.)

The parties to this “Second Amendment to the Indenture for the 9th Issuance Of Simple, Non-Convertible Unsecured Debentures, in Two Series, for Public Distribution of Oi S.A.” (the “Amendment”):

I.	as issuer and offeror of the debentures which are the object of this Amendment (the “Debentures”):

OI S.A. (formerly BRASIL TELECOM S.A.), a publicly-held company with headquarters at Rua Lavradio, No. 71, Centro, in the city and state of Rio de Janeiro, inscribed in the corporate roll of taxpayers (CNPJ/MF) under no. 76.535.764/0001-43, which articles of incorporation are registered with the Rio de Janeiro State Registry of Commerce (“JUCERJA”), under NIRE No. 33.30029520-8, herein represented pursuant to its bylaws (the “Issuer”); and

II.	as trustee, nominated under the terms of the Indenture (as defined below), on behalf of the Debenture Holders of the First Series (“First Series Debenture Holder”) and of the Debenture Holders of the Second Series (“Second Series Debenture Holders” and, together with the First Series Debenture Holders, the “Debenture Holders”):

PLANNER TRUSTEE DTVM LTDA., a limited liability company with headquarters at

Avenida Brigadeiro Faria Lima, No. 3.900, 10° andar, in the city and state of São Paulo, inscribed in the corporate roll of taxpayers (CNPJ/MF) under no. 67.030.395/0001-46, herein represented pursuant to its articles of incorporation (the “Trustee” and, when referred to together with the Issuer, the “Parties” or, when referred to individually, the “Party”);

CONSIDERING that:

(A)	on February 7, 2012, the Issuer and Trustee executed the “Indenture for the 9th Issuance of Simple, Non-Convertible Unsecured Debentures, in Two Series, for Public Distribution of Brasil Telecom S.A.” (the “Indenture”) which was registered with JUCERJA on February 16, 2012, under No. ED33000310-8/000, as amended on March 6, 2012;

(B)

at a general meeting of Debenture Holders held on February 12, 2015 (the “General Meeting”), the Debenture Holders discussed and approved: (i) a temporary waiver of the calculation of financial covenants described in Clause 6.23, item XVIII of the

Indenture, upon the Issuer’s assumption of certain covenants in favor of the Debenture Holders related to the issuance; (ii) establish the mandatory anticipated acquisition by the Issuer of the Debentures held by the Debenture Holders which have elected to have their Debentures acquired; and (iii) provide for such additional obligations to be assumed by the Issuer in the Indenture; and

(C)	the Parties hereby intend to amend the Indenture to reflect the resolutions of the General Meeting.

THE PARTIES RESOLVE, given that this is best form under law, to execute this Amendment containing the terms and conditions described below.

Capitalized terms used herein, whether singular or plural, but not otherwise defined in this Amendment, although later in use, shall have the meanings ascribed thereto in the Indenture.

CLAUSE ONE

REGISTRATION OF THIS AMENDMENT

1.1. This Amendment will be registered with the JUCERJA, pursuant to the terms of Article 62, item II, of the Brazilian Corporations Law.

CLAUSE TWO

AMENDMENTS TO THE INDENTURE

2. Considering the resolutions of the Debenture Holders in accordance with the General Meeting, the Parties resolve to:

2.1. Amend Clause 6.17 of the Indenture, which is amended by deleting such clause in its entirety and replacing it with the following:

“6.17 Mandatory Acquisition and Optional Purchase.

6.17.1.	Mandatory Acquisition. The Issuer shall, after it or any of its subsidiaries receives the proceeds from the sale of all of the shares of PT Portugal SGPS S.A. (“PT Portugal”) to Altice Portugal S.A.(“Altice”), substantially consisting of the operations conducted by PT Portugal in Portugal and Hungary (“Sale of PT Portugal”) (and conditioned on such receipt), undertake to the mandatory anticipated acquisition of the Debentures held by the Debenture Holders which have elected to have their Debentures acquired during the Period of Agreement to the Mandatory Acquisition (as defined below), in accordance with the following.

6.17.1.1 The Mandatory Acquisition will occur on the secondary market, with the price calculated in accordance the following:

a)	Mandatory Acquisition of the First Series of Debentures – will be calculated based on the nominal value of the Debentures of the First Series on the day of the Mandatory Acquisition, plus annual interest corresponding to 100% (one-hundred percent) of the CDI rate, plus a margin of 1.61% (one point sixty-one percent), based on a 252 (two-hundred and fifty-two) Business Day year, calculated on an exponential and cumulative pro rata temporis basis by elapsed Business Days, commencing on the date immediately preceding the remuneration date and terminating on the date of the effective payment of the Mandatory Acquisition of the Debenture of the First Series, subtracting from this value the amount equivalent to the Waiver Fee paid to the Debenture Holders on February 24, 2015, as defined in the resolutions of the General Meeting (the “Waiver Fee”); and

b)	Mandatory Acquisition of the Second Series of Debentures - will be calculated based on the nominal value of the Debentures of the Second Series, plus annual interest rate corresponding to a certain percentage, based on a 252 (two-hundred and fifty-two) Business Day year, to be defined by the indicative rates disclosed by the Brazilian Association of Financial and Capital Markets – ANBIMA (Associação Brasileira das Entidades dos Mercados Financeiro e de Capitais – ANBIMA), of these assets in relation to the B Series – National Treasury Notes with an August 15, 2020 maturity (“NTN-B20”), which will be applied to the closing rate published two Business Days before the date of the effective payment of the Mandatory Acquisition of the Debenture of the Second Series, plus a margin of 3.58% (three point fifty-eight percent) per year, based on a 252 (two-hundred and fifty-two) Business Day year, calculated on an exponential and cumulative pro rata temporis basis by elapsed Business Days, commencing on the date immediately preceding the remuneration date and terminating on the date of the effective payment of the Mandatory Acquisition of the Debenture of the Second Series, subtracting from this value the amount equivalent to the Waiver Fee paid to the Debenture Holders.

6.17.1.2. The amount to be paid by the Issuer for the Mandatory Acquisition shall always be in accordance with the provisions of Subsection I of Paragraph 3 of Article 55 of Law 6,404 of December 15, 1976 (as amended).

6.17.1.3. The exercise of the Mandatory Acquisition will (i) be proportional to the Debentures held by each Debenture Holder which agrees to the Mandatory Acquisition; and (ii) be conditioned on the actual receipt by the Issuer and/or any of its subsidiaries of the proceeds from the Sale of PT Portugal.

6.17.1.4. The Mandatory Acquisition shall be executed in accordance with the following procedures:

(i) on the same date that the Issuer and/or any of its subsidiaries receives the proceeds from the Sale of PT Portugal, the Issuer shall send written notification to the Trustee, Debenture Holders and CETIP (the “Notice of Mandatory Acquisition”), which shall include (a) the date on which the Issuer expects to complete the Mandatory Acquisition, and (b) the cut-off date for the Debenture Holders to submit their intent to opt for the Mandatory Acquisition (within ten Business Days from receipt of the Notice of Mandatory Acquisition) (“Period of Accession to the Mandatory Acquisition”);

(ii) the Debenture Holders shall formally express their intent to agree to the Mandatory Acquisition to the Issuer, and submit a copy thereof to the Trustee, prior to the conclusion of the Period of Accession to the Mandatory Acquisition, indicating the quantity of Debentures which they intend to dispose;

(iii) on the Business Day immediately following the conclusion of the Period of Accession to the Mandatory Acquisition, the Issuer shall submit to the CETIP, with copy to the Trustee, the list of Debenture Holders that opted to agree to the Mandatory Acquisition;

(iv) the Issuer shall purchase the Debentures held by those Debenture Holders within 5 (five) Business Days from the conclusion of the Period of Accession to the Mandatory Acquisition, subject to the operating procedures of the CETIP;

(v) once the Mandatory Acquisition is concluded, the Debentures acquired by the Issuer will be cancelled and the systems of the CETIP and/or the bookkeeping agent adjusted accordingly, and such cancellation shall be the object of an amendment to the Indenture; and

(vi) the Issuer’s obligations to execute the Mandatory Acquisition will be terminated with the completion of the above procedures and respective settlement, given that the Mandatory Acquisition will only be completed in regards to those Debenture Holders which expressed their intent to sell their respective Debentures during the Period of Accession to the Mandatory Acquisition.

6.17.2	Optional Purchase. The Issuer may, at any time, acquire outstanding Debentures, pursuant to Article 55, paragraph 3 of the Brazilian Law Corporation, provided that it comply with the rules issued by the Brazilian Securities and Exchange Commission (“CVM”), and provided it remains consistent with its management report and financial statements. The Debentures acquired by the Issuer may, at the discretion of the Issuer, be canceled, held in treasury or traded in the market. The Debentures acquired by the Issuer to be held in treasury pursuant to this Clause, if and when traded in the market, will be entitled to the same remuneration applicable to other outstanding Debentures of the same series. In the event of cancellation of the Debentures, the same should be the object of an amendment to the Indenture.

2.2. Amend item XVIII of Clause 6.23 of the Indenture, which is amended by deleting such item in its entirety and replacing it with the following:

“XVIII. non-maintenance, by the Issuer, any of the financial covenants related to the below, to be calculated by the Trustee based on the consolidated quarterly information regularly disclosed by the Issuer (“Financial Covenants”):

(a) Total Gross Debt/EBITDA less than or equal to (i) 4.5 (four point five) times for the fiscal year ended December 31, 2015; and (ii) 4.0 (four point zero) for the fiscal year ended December 31, 2015 (inclusive), except if:

(i) prior to the effective transfer of the shares of PT Portugal to Altice and payment of the sales price to the Issuer and/or any of its subsidiaries (the “Closing”), there is a need to deconsolidate the EBITDA of PT Portugal and its subsidiaries from the Issuer’s consolidated EBITDA calculation while, at the same time, there is a need to consolidate the debt of PT Portugal and its subsidiaries in the calculation of the Total Gross Debt of the Issuer; or

(ii) PT Portugal’s debt will have been substantially transferred to the Issuer and/or any of its subsidiaries, being that, in either case, the maximum leverage to be calculated by the Issuer for each of the four quarters of 2015;

Observing that in either item (i) or (ii) above, the results obtained by dividing the Total Gross Debt by the Issuer’s EBITDA shall be less than or equal to a ratio of 6.00 (six) times; and

(b) The ratio of EBITDA/Debt Service shall be greater than or equal to 1.75 (one point seven five) times;

where:

“Total Gross Debt” means the total Onerous Debt of the Issuer;

“EBITDA” means, during the last four consecutive fiscal quarters of the Issuer, each an “accounting period,” the sum of (without duplication) (i) the operating result for a given accounting period (adjusted by extraordinary gains or losses); and (ii) the following factors deducted for purposes of determining the operating result: (1) consolidated depreciation and amortization occurred during the same accounting period; (2) financial income from other activities related to its business, which are operating income before interest, taxes, depreciation and amortization, in accordance with the consolidated financial statements of the Issuer

“Debt Service” means the sum of the interest paid on the Total Gross Debt during the last four consecutive fiscal quarters. Monetary and exchange variations on debt and cash and the costs arising from provisions (which have no impact on the Issuer’s cash flow, but only accounting records) are excluded from this calculation; and

“Onerous Debt” means the sum of loans and financings, debentures, promissory notes (commercial paper), derivative instruments and securities issued internationally (bonds, eurobonds), recorded in current liabilities and long-term liabilities on the Issuer’s consolidated balance sheet.

For the quarters ended March 31, June 30 and September 30, 2015, the financial ratio provided herein shall be calculated according to the Issuer’s audited quarterly financial statements for each of those quarters. For the quarter ended December 31, 2015, the financial index provided herein shall be calculated according to the Company’s 2015 audited annual financial statements.

2.3. Include items XXVII to XXX in Clause 7.1 of the Indenture, which is amended by adding the following:

“XXVII. maintain any proceeds received by the Issuer and/or any of its subsidiaries on account of the Sale of PT Portugal, until December 31, 2015, (a) denominated in Euros; or (b) if the Issuer and/or any of its subsidiaries decides to transfer part or all of these funds to Brazil and therefore convert them into Reais, the Issuer shall establish instruments to hedge against foreign exchange variation in relation to the resources that were converted in Reais;

XXVIII. use all the proceeds received by Issuer and/or any of its subsidiaries on account of the sale of PT Portugal exclusively for the payment of its debts (and/or of its subsidiaries) and/or to perform corporate transactions that aim to consolidate the telecommunications industry in Brazil, including the purchase of interests in other mobile operators;

XXIX. not pay dividends to its shareholders, as declared for the fiscal years ended December 31, 2014 and 2015, except for the payment of mandatory minimum dividends, as provided in Articles 202 and 203 of the Brazilian Corporations Law; and

XXX. extend to the Debenture Holders any benefits provided to other creditors under more favorable conditions within the scope of obtaining the necessary authorizations for the Sale of PT Portugal that may be granted to other existing financial debts, such as, but not limited to, offers to repurchase, renegotiation of interest rates, payment of “waiver fee” and sale of assets as security to other creditors. For purposes of this item, repurchases or anticipated redemptions at market value are to be treated as equitable transactions among themselves, regardless of the repurchase/redemption fees actually used for each.”

CLAUSE THREE

RATIFICATIONS

3.1. All provisions of the Indenture not expressly amended by this Amendment are hereby ratified.

CLAUSE FOUR

FINAL PROVISIONS

4.1. Upon execution, this Amendment is irrevocable and binding among the Parties and their respective successors.

4.2. This Amendment shall be governed by the laws of the city and state of Rio de Janeiro, to the exclusion of any other jurisdiction, however privileged.

Therefore, the Parties, hereby execute this instrument in 3 (three) counterparts of equal content and form, in conjunction with 2 (two) witnesses, who will also execute this instrument.

Rio de Janeiro, February 12, 2015.

(Signatures follow on the 3 (three) subsequent pages.)

(Remainder of this page intentionally left blank.)

Signature Page 1/3 of the Second Amendment to the Indenture for the 9th Issuance of Simple, Non-Convertible Unsecured Debentures, In Two Series, of Oi S.A., dated as of February 12, 2015 between Oi S.A. and Planner Trustee DTVM Ltda.

OI S.A.

(FORMERLY BRASIL TELECOM S.A.)

Name:	Name:
Title:	Title:

Signature Page 2/3 of the Second Amendment to the Indenture for the 9th Issuance of Simple, Non-Convertible Unsecured Debentures, In Two Series, of Oi S.A., dated as of February 12, 2015 between Oi S.A. and Planner Trustee DTVM Ltda.

PLANNER TRUSTEE DTVM LTDA.

Name:
Title:

Signature Page 3/3 of the Second Amendment to the Indenture for the 9th Issuance of Simple, Non-Convertible Unsecured Debentures, In Two Series, of Oi S.A., dated as of February 12, 2015 between Oi S.A. and Planner Trustee DTVM Ltda.

Witnesses:

Name:	Name:
RG:	RG:
CPF:	CPF: